                                                                   Exhibit 23(k)

         [LETTERHEAD OF KELLOGG, HUBER, HANSEN, TODD & EVANS, P.L.L.C.]


April 13, 1999
                                    CONSENT

   We hereby consent to the reference to our firm in the sections captioned "The Merger Transaction--Conflicts Created by Overlaps of Domestic Properties; Potential Solutions" and "Legal Matters" in the joint proxy statement and prospectus of GTE Corporation and Bell Atlantic Corporation. In giving such consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.

                              /s/ Kellogg, Huber, Hansen, Todd & Evans, P.L.L.C.
                              -------------------------------------------------
                              Kellogg, Huber, Hansen, Todd & Evans, P.L.L.C.